Exhibit 99.1

SPRINGLEAF FINANCE CORPORATION ANNOUNCES PRICING OF ITS OFFERING OF SENIOR NOTES

EVANSVILLE, INDIANA. September 17, 2013  — Springleaf Finance Corporation  (the “Company”) today announced it priced $150 million aggregate principal amount of 7.75% senior notes due 2021 (“2021 notes”) and  $100 million aggregate principal amount of 8.25% senior notes due 2023 (“2023 notes” and, together with the 2021 notes, the “notes”)  in connection with its previously announced private notes offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering, the Company expects to simultaneously issue $500 million aggregate principal amount of 2021 notes and $200 million aggregate principal amount of 2023 notes in a privately negotiated exchange for $700 million aggregate principal amount of its outstanding 6.90% Medium Term Notes, Series J, due 2017 (the “exchange transaction”).

The closing of the offering is expected to occur on September 24, 2013, subject to customary closing conditions and subject to the closing of the exchange transaction.

The Company intends to use the net proceeds from the notes offering to pay fees and expenses related to the offering of the notes and the exchange transaction and for general corporate purposes, including the repayment or repurchase of a portion of its outstanding debt.

The Notes will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the Company’s intention to consummate the exchange transaction and issue the notes, and the Company’s intended use of proceeds of the offering. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.